Exhibit 99.1

January 20, 2023

Dear Shareholder:

The board of directors of Wilson Bank Holding Company is pleased to share with you the company’s 2022 financial results. Despite economic headwinds throughout the year, the bank is proud to report that 2022 was another successful year. We saw robust growth in our loan portfolio, with loans increasing from $2.444 billion at December 31, 2021 to $3.114 billion at December 31, 2022 which was fueled by the business development and client acquisition momentum gained in 2021 that carried over into 2022. This loan growth created a need to grow deposits and therefore, as a result of the rising rate environment and the competition in our market, reward our customers with higher deposit rates. As we begin 2023, we do believe we will see the economy continue to slow and adapt to the historic pace at which interest rates have increased over the last several months. The following are our results as of,  and for the twelve months ended, December 31, 2022:

●	Assets as of December 31, 2022 were $4.286 billion, representing an increase of $296 million, or 7.4% from December 31, 2021.
●	Net Income for the year was $53.0 million, up by $3.6 million, or 7.3% from 2021.
●	Diluted Earnings per share for 2022 was $4.65, compared to $4.43 in 2021.
●	Return on average assets for 2022 was 1.29%, compared to 1.35% in 2021 while return on average stockholders' equity for 2022 was 14.36% compared to 12.45%.

The board has declared a $0.75 per share cash dividend to shareholders of record as of January 1, 2023, payable on January 27, 2023.  The latest price at which the company’s common stock has been traded of which we are aware is $67.85 per share.

As our banking practices continue to evolve, it is our mission to ensure customers have access to innovative products and technology while continuing to enrich the communities in which we live and work. Williamson County continues to show steady customer growth and we are thrilled to open our 30th location in Maryland Farms this spring. This location will be a full service office and allow our banking team the opportunity to continue to develop the relationships within our communities.

The bank’s steadfast commitment to succession planning within the bank’s leadership team is a key factor in maintaining a consistent brand as we grow. Effective January 1st Taylor Walker transitioned into the Chief Credit Officer role upon the retirement of veteran banker, Gary Whitaker. Among Taylor’s accomplishments at WBT, Taylor led efforts to build our Hendersonville office to $100 million in assets in 2019 and developed a team of bankers focused on building our brand in Sumner County.  Taylor has spent the last couple of years under the tutelage of Mr. Whitaker while also playing a key role in the bank’s commercial lending group. We also announced the hiring of the bank’s first Chief Risk Officer, Rachel Fisher, who will focus on building upon our current risk program and strengthening our overall approach to managing internal and external risk as we grow. Rachel joins us from Columbia Bank, a full-service community bank headquartered in Tacoma, Washington. At Columbia Bank, Rachel was Senior Vice President and Director of Data, Model & Cyber Risk Governance.

It is our belief that the bank’s success persists over time because we are focused on community. We channel local deposits into the main streets and neighborhoods we serve to spur job creation, foster innovation, and fuel our customers’ dreams. As a local business ourselves, we only thrive when our customers and communities flourish. We will continue to rely on our relationships and work hard for our communities. We truly appreciate your belief in the mission and direction of your community bank. Your support of our mission remains essential to our growth and success.

Sincerely,

John C. McDearman, III	Elmer Richerson
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company